Exhibit 2.1
William Brand Term Sheet
Re: Sale and Purchase Agreement relating to 100% of the share capital of William Brand Administer Limited
This agreement is made on the 8th day of June 2006.
By and amongst:
(1)	Ren Huiliang, nationality: China, Identification Card No.: 310107195601210819 (hereinafter referred to as the “Vendor”);

(2)	China Focus Channel Development Co. Ltd, a company incorporated in Hong Kong (hereinafter referred to as the “Purchaser”);

(3)	SUN NEW MEDIA INC., a corporation incorporated and existing under the laws of the State of Minnesota, U.S.A, whose stock is traded on the OTC Bulletin Board in the United States of America, and is the sole shareholder of the purchaser (hereinafter referred to as“SNMI”)
Whereas:
(A)	William Brand Administer Limited (the “Company”) is a company incorporated in the British Virgin Islands, with an authorized share capital of US $50,000. The company consists of 50,000 shares valued at US $ 1.00 each, and these shares have been issued and fully paid-up by the Vendor.

(B)	William Textiles Limited (“Subsidiary Company”) is a company incorporated in the British Virgin Islands, with an issued share capital of US$ 1.00. The company consists of 1 share valued at US$1.00 each, and these shares have been issued and are fully paid-up.

(C)	The parties intend to complete the following transactions:
(i)	The Vendor shall transfer 100% of the share capital of the Subsidiary Company to the Company for a consideration of US$1.00. The Company will become the sole shareholder of the Subsidiary Company; (the Company and the Subsidiary Company together are hereinafter referred to as“William Brand”).

(ii)	The Vendor shall transfer 100% of the share capital of the Company, a total of 50,000 shares, to the Purchaser.

(iii)	SNMI will pay the consideration (“Sale Shares”) of this agreement to purchase 50,000 shares in the Company.
(D)	The Vendor agrees to sell and the Purchaser agrees to purchase the Sale Shares subject to the terms and conditions of this agreement.

It is agreed as follows:
1.	INTERPRETATION

1.1	“Deemed Issue Price” means the consideration shares shall be issued at the price of US$4.80 per share, which is based on a willing buyer, willing seller basis.

2.	CONDITION

2.1	The sale and purchase of the Sale Shares is conditional upon:
(a)	The following transactions (collectively the “Restructuring”) having been completed to the satisfaction of the Purchaser:
(i)	The Vendor has transferred 100% of the Share Capital of the Subsidiary Company to the Company at a consideration of US$1.00.

(ii)	The Company has become the sole shareholder of the Subsidiary Company;
(b)	The net tangible assets of the Company shall be no less than US$ 3.2 million, which is determined by an Accounting Firm appointed by the Purchaser and shall be final and binding upon the Vendor.
2.2	The Vendor agrees that the purchaser is entitled to appoint financial and legal persons to manage the group before the completion date.

2.3	If any of the conditions in Clause 2.1 are not fulfilled or not waived by the Purchaser by 15 June 2006, the Party responsible for fulfilling such condition shall use its best efforts to fulfill such condition by 20 June 2006 (or such other date as the Vendors and the Purchaser may mutually agree (the “Agreed Date”), but in any case, no later than the Long Stop Date). If the relevant condition is still not fulfilled by the Agreed Date this Agreement shall terminate, and none of the Parties shall have any claim against the other for costs, damages, compensation or otherwise, save for any claim arising from an antecedent breach of this Agreement. The Parties’ obligation of confidentiality under Clause 10 shall survive the termination of this Agreement.

3.	CONSIDERATION

3.1	The consideration for the purchase of the Sale Shares shall be the issue of the Parent Shares to the Vendors in the manner as follows:
(a)	Within 30 days of the Completion Date and the day on which the sales shares has been transferred to the Purchaser, the SNMI shall allot and issue 1,163,793 SNMI Shares (the “Completion Consideration Shares”) as fully paid up to the Vendors at the Deemed Issue Price.

(b)	If the after-tax profit of the Group for the first year is US$ 3 million or more, the Parent company shall allot and issue 1,163,793 Parent company Shares at the Deemed Issue Price;

(c)	If the after-tax profit of the Group of the second year is US$ 3.5 million or more, the SNMI shall allot and issue 1,163,793 SNMI Shares at the Deemed Issue Price;

(d)	If the after-tax profit of the Group of the third year is US$ 4 million or more, SNMI shall allot and issue 1,163,793 SNMI Shares at the Deemed Issue Price

3.2	For the avoidance of doubt and without prejudice to any of the provisions below, SNMI shall have no obligation to issue the shares in 3.1(b), (c) and (d) or reduce the amount of consideration shares according to actual after-tax profit that year in the event that:
(a)	The after-tax profit of the Group in the first year fails to reach US$ 3 million, the amount of the issued consideration shares shall be calculated by the following formula: 1,163,793 shares-(US$ 3 million-after-tax profits of group company of the first year/US$4.80);

(b)	The after-tax profit of the Group of the second year fails to reach US$ 3.5 million, the amount of the issued consideration shares shall be calculated by the following formula: 1,163,793 shares-(US$ 3.5 million-after-tax profits of group company of the first year/US$4.80);

(c)	The after-tax profit of the Group of the third year fails to reach US$ 4 million, the amount of the issued consideration shares shall be calculated by the following formula: 1,163,793 shares-(US$ 4 million- after-tax profits of group company of the first year/US$4.80);

(d)	If the group company achieve no after-tax profit or suffer loss that year, the Parent company shall have no obligation to issue the shares in 4.1(b), (c) and (d).
4.	WARRANTIES

4.1	The Vendor hereby represents, guarantees and undertakes to the Purchasers, and its successors in title, as follows:
(a)	The Group’s sales shall not be less than US$ 15 million, US$17.5 million, and US$ 20 million respectively in the three consecutive financial years following the Completion Date.

(b)	William Brand has signed a three-year cooperative agreement with Shanghai First Department Stores, which shall be the sole agent to sell various, brand-name products and its own brand’s products subject to the aforesaid agreement;

(c)	The products of William Brand, and their sales agencies and the products catalogs, must be sold in over 3,000 stores or chain stores in mainland China within the first financial year following the Completion Date.
5.	PROFIT GUARANTEE

5.1	For the purpose of assuring to the Purchaser the full benefit of the business and goodwill of the Sale Shares, and as part of the inducement to the Purchaser entering into this Agreement, the Vendor covenants with and undertakes to the Purchaser that the Group’s PAT for the three consecutive financial years following the Completion Date shall be as follows:
(a)	The Group PAT for the 1st financial year commencing on 1 April 2006 and ending on 31 March 2007 shall not be less than US$ 3 million. If the PAT fails to achieve the aforesaid amount, SNMI will allot and issue the consideration shares according to 3.2(a) or 3.2(d).

(b)	The Group PAT for the 2nd financial year commencing on 1 April 2007 and ending on 31 March 2008 shall not be less than US$ 3.5 million. If the PAT fails to achieve the aforesaid amount, SNMI will allot and issue the consideration shares according to 3.2(b) or 3.2(d).

(c)	The Group PAT for the 3rd financial year commencing on 1 April 2008 and ending on 31 March 2009 shall not be less than US$ 4 million. If the PAT fails to achieve the aforesaid amount SNMI will allot and issue the consideration shares according to 3.2(c) or 3.2(d).
5.2	The Group PAT of the Company should be audited for each financial year, and the Group PAT should only include the PAT from the existing business at the date of this agreement. The revenue from newly added business after the date of this agreement should not contribute in any way to the attainment of the revenue and profit guarantees.

5.3	SNMI shall issue and allot the consideration shares in Article 3 within 30 days after the issue of the audited consolidated accounts by the Company’s auditors for that financial year, if the Group company PAT achieve the benchmark in Article 5.1.

6.	UNDERTAKING

6.1	The Vendor undertakes to the Purchaser:

For a period of 12 months following the Completion Date, except in relation to or in connection with a general or partial offer for the Shares from the parent company, neither it nor its nominee nor any person acting on its behalf shall, except with prior written approval of the Purchaser and SNMI, (i) sell or contract to sell any of the Completion Consideration Shares; (ii) sell or contract to sell or otherwise dispose of any securities exchangeable for or convertible into or exercisable for the Completion Consideration Shares; or (iii) enter into any other arrangement that transfers to others, in whole or in part, any of the economic consequences of ownership of the Completion Consideration Shares.
IN WITNESS WHEREOF the Parties hereto have entered into this Agreement the day and year first above written.
THE VENDOR
Signed by                      )
on behalf of
Ren Huiliang
in the presence of:-                           )
The Purchaser :
Signed by                      )
on behalf of
China Focus Channel Development Co., Ltd                      )
in the presence of:-:                      )

Parent Company:
Signed by                                 )
on behalf of
Sun New Media Inc.            )
                                    )
in the presence of:-